Exhibit 10.2

FORM OF
TAX MATTERS AGREEMENT
by and between
HAWAIIAN ELECTRIC INDUSTRIES, INC.
and
ASB HAWAII, INC.

Dated as of [•], 2016

TABLE OF CONTENTS

	Article I

	DEFINITIONS

Section 1.1	Definitions	2

	Article II

	RESPONSIBILITY FOR TAXES

Section 2.1	Responsibility and Indemnification for Taxes	7
Section 2.2	Indemnification	7
Section 2.3	Allocation of Certain Income Taxes and Income Tax Items	9
Section 2.4	Tax Refunds	10
Section 2.5	Carrybacks	11

	Article III

	TAX RETURNS AND INFORMATION EXCHANGE

Section 3.1	Tax Return Preparation Responsibility; Payment of Taxes Shown Thereon	11
Section 3.2	Certain Items Related to Tax Return Preparation	12

	Article IV

	TAX TREATMENT OF THE DISTRIBUTION

Section 4.1	Representations	13
Section 4.2	Covenants	14
Section 4.3	Procedures Regarding Tax Opinion	16

	Article V

	COOPERATION AND EXCHANGE OF INFORMATION

Section 5.1	Cooperation	17
Section 5.2	Retention of Records	18
Section 5.3	Contest Provisions	18
Section 5.4	Reasonable Participation	19
Section 5.5	Information for Shareholders	19

	Article VI

	INDEMNITY NOTICE AND PAYMENTS

Section 6.1	Notice	20
Section 6.2	Payment	20

	Article VII

	DISPUTE RESOLUTION

Section 7.1	Dispute Resolution Procedures	20
Section 7.2	Resolution by Accounting Firm	21
Section 7.3	Consolidated Arbitration	21
Section 7.4	Continued Performance	21

	Article VIII

	MISCELLANEOUS

Section 8.1	Joint and Several Liability	22
Section 8.2	Complete Agreement; Construction	22

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”), dated as of [•], 2016, is entered into by and among Hawaiian Electric Industries, Inc., a Hawaii corporation (“HEI”), by and on behalf of itself and each Subsidiary of HEI (as determined after the Distribution, as defined below), and ASB Hawaii, Inc., a Hawaii corporation and currently a direct, wholly owned subsidiary of HEI (“ASB Hawaii”), by and on behalf of itself and each Subsidiary of ASB Hawaii (as determined after the Distribution, as defined below). HEI and ASB Hawaii are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS
WHEREAS, HEI is the common parent of an affiliated group whose includible corporations join in the filing of a consolidated U.S. federal income Tax Return (the “HEI Consolidated Group”);
WHEREAS, as of the date of this Agreement, ASB Hawaii is a wholly owned subsidiary of HEI and a member of the HEI Consolidated Group;
WHEREAS, ASB Hawaii and American Savings Bank, F.S.B. (“ASB”), a federal savings bank and wholly owned subsidiary of ASB Hawaii, file a separate Bank Franchise Tax Return with the State of Hawaii;
WHEREAS, HEI, acting through its direct and indirect subsidiaries, currently owns and conducts the Utility Businesses and the Bank Businesses;
WHEREAS, HEI has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 3, 2014, by and among NextEra Energy, Inc., a Florida corporation (“NextEra”), NEE Acquisition Sub I, LLC, a Delaware limited liability company (“Merger Sub II”), NEE Acquisition Sub II, Inc., a Delaware corporation (“Merger Sub I”), and HEI, pursuant to which, following the Distribution (as defined below), Merger Sub I will merge with and into HEI, with HEI surviving the merger, and immediately thereafter, HEI will merge with and into Merger Sub II, with Merger Sub II surviving the merger (such mergers, the “Integrated Mergers”);
WHEREAS, it is the intention of the parties to the Merger Agreement that the Integrated Mergers shall together be treated as a single transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable provisions of Title 14 of the Hawaii Revised Statutes (the “HRS”) and the corresponding Hawaii Administrative Rules (the “HAR”);
WHEREAS, as contemplated by the Merger Agreement, the Parties intend to effect the separation of the Bank Businesses from HEI and the Utility Businesses through the distribution (the “Distribution”) to the holders of outstanding shares of common stock, without par value, of HEI (“HEI Common Stock”) of all of the issued and outstanding shares of common stock, without par value, of ASB Hawaii, such that following the consummation of such transactions, (a) HEI will own and conduct only the Utility Businesses and (b) ASB Hawaii will own and conduct the Bank Businesses as an independent publicly traded company;

WHEREAS, for U.S. federal income tax and Hawaii income tax purposes, it is intended that the Distribution shall be tax-free to holders of HEI Common Stock under Section 355(a) of the Code and the applicable provisions of the HRS;
WHEREAS, the Parties have entered into a Separation and Distribution Agreement, dated as of [•], 2016 (the “Separation Agreement”), to set forth in part how the separation of the Bank Businesses from HEI and the Utility Businesses and the Distribution shall be effected; and
WHEREAS, the Separation Agreement provides that the Parties will enter into this Tax Matters Agreement to set forth their agreement as to the rights and obligations of HEI, ASB Hawaii, and their respective Subsidiaries with respect to the responsibility, handling and allocation of federal, state and local Taxes, and various other Tax matters.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants, and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS

Section 1.1Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Separation Agreement and the following terms shall have the following meanings:
“Accounting Firm” has the meaning set forth in Section 7.2.
“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.
“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the recitals to this Agreement.
“ASB” has the meaning set forth in the recitals to this Agreement.
“ASB Hawaii” has the meaning set forth in the preamble to this Agreement.
“Bank Group” means ASB Hawaii, ASB and each Person that becomes an Affiliate of ASB Hawaii after the Distribution Time.

“Bank Income Tax Liability” means (x) with respect to any taxable period (or portion thereof) ending on or prior to the Distribution Date (i) the liability for Income Taxes (other than such a liability relating to the Distribution) for such period (or portion thereof), as determined in a manner consistent with the principles set forth in the Amended and Restated Tax Allocation Agreement dated September 1, 2014, of an affiliated group filing a consolidated U.S. federal income Tax Return (or similar consolidated or combined Tax group under any other provision of Law) that has ASB Hawaii as its common parent and ASB as its sole subsidiary and (ii) any other liability for Income Taxes (other than such a liability relating to the Distribution) of ASB Hawaii and any of its Subsidiaries (as determined after the Distribution) (y) with respect to any taxable period (or portion thereof) ending after the Distribution Date, any liability for Income Taxes (other than such a liability relating to the Distribution) of ASB Hawaii and any of its Subsidiaries (as determined after the Distribution).
“Bank Subsidiaries” means each of ASB Hawaii and ASB.
“Benefited Party” has the meaning set forth in Section 2.4(b).
“Code” has the meaning set forth in the recitals to this Agreement.
“Distribution” has the meaning set forth in the recitals to this Agreement.
“Distribution Date” means the date on which the Distribution occurs.
“Distribution Taxes” means any Income Tax imposed on or assessed against HEI, any member of the HEI Consolidated Group, or any other Person as a result of such Person having been a member of the HEI Consolidated Group (or similar consolidated or combined Tax group under any other provision of Law) in connection with the Distribution that would not have been so imposed or assessed had the Distribution not occurred (including, for the avoidance of doubt, any Tax resulting from the Section 336(e) Election (as defined below)).
“DOTAX” means the State of Hawaii Department of Taxation.
“Earnings and Profits Allocation” has the meaning set forth in Section 2.3(d).
“Excess Tax Liability” has the meaning set forth in Section 2.2(b)(ii).
“Final Determination” means the final resolution of liability for any Tax for a taxable period (i) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iii) by any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (iv) by any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.
“Firm” has the meaning set forth in Section 4.2(b)(iii).

“GAAP” means United States generally accepted accounting principles as in effect at the Distribution Date.
“HAR” has the meaning set forth in the recitals to this Agreement.
“HEI” has the meaning set forth in the preamble to this Agreement.
“HEI Allocation Objection” has the meaning set forth in Section 4.2(b)(iii).
“HEI Common Stock” has the meaning set forth in the recitals to this Agreement.
“HEI Consolidated Group” has the meaning set forth in the recitals to this Agreement.
“HEI Income Tax Liability” means any liability for Income Taxes (other than such a liability relating to the Distribution) of HEI and any of its Subsidiaries (as determined after the Distribution), other than any Bank Income Tax Liability.
“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (a) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, ad valorem, value added, real or personal property, or transfer or similar Taxes) or (b) multiple bases (including corporate or franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a), but excluding: (i) the Hawaii public service company tax imposed under chapter 239 of the HRS, whether payable to the state of Hawaii or to any county and (ii) the utility franchise tax imposed under chapter 240 of the HRS. For the avoidance of doubt, the term “Income Taxes” includes any Hawaii income tax imposed under chapter 235 of the HRS and the franchise tax imposed under chapter 241 of the HRS.
“Indemnified Party” has the meaning set forth in Section 6.1.
“Indemnifying Party” has the meaning set forth in Section 6.1.
“Integrated Mergers” has the meaning set forth in the recitals to this Agreement.
“IRS” means the United States Internal Revenue Service.
“Merger Agreement” has the meaning set forth in the recitals to this Agreement.
“Merger Sub I” has the meaning set forth in the recitals to this Agreement.
“Merger Sub II” has the meaning set forth in the recitals to this Agreement.
“NextEra” has the meaning set forth in the recitals to this Agreement.
“Non-Income Taxes” means any Taxes other than Income Taxes. For the avoidance of doubt, the Hawaii general excise tax imposed under chapter 237 of the HRS; the public service company tax imposed under chapter 239 of the HRS, whether payable to the state of Hawaii or any of its counties; the utility franchise tax imposed under chapter 240 of the HRS; and real property taxes imposed by the various counties in Hawaii are all Non-Income Taxes.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.
“Post-Distribution Period” means any taxable year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the taxable year or other taxable period that begins on the day after the Distribution Date.
“Pre-Distribution Period” means any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the taxable year or other taxable period through the end of the day of the Distribution Date.
“Prohibited Act” has the meaning set forth in Section 4.3.
“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.
“Responsible Party” has the meaning set forth in Section 5.3(b).
“Restricted Period” has the meaning set forth in Section 4.3.
“Section 336(e) Allocation Statement” has the meaning set forth in Section 4.2(b)(iii).
“Section 336(e) Election” has the meaning set forth in Section 4.2(b)(i).
“Separation Agreement” has the meaning set forth in the recitals to this Agreement.
“Special Dividend” means a special cash dividend of $0.50 per share of HEI Common Stock, paid by HEI to holders of HEI Common Stock immediately prior to the closing of Integrated Mergers.
“Spin-Off Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of HEI and its Subsidiaries and ASB Hawaii and its Subsidiaries in connection with the issuance of the Tax Opinion.
“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.
“Subsidiary” means, with respect to any specified Person, any Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is owned directly or indirectly by such first Person.
“Tax” and “Taxes” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Taxing Authority, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing and (b) all liabilities in respect of any items described in clause (a) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law).
“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, deductions, credits or other comparable items, and asset basis, that could affect a Tax liability for a past or future taxable period.
“Tax Attributes Allocation” has the meaning set forth in Section 2.3(c).
“Taxing Authority” means any national, municipal, governmental, state, federal or other body, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS) and DOTAX.
“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which increases or decreases Income Taxes paid or payable in any taxable period.
“Tax Materials” has the meaning set forth in Section 3.2(a).
“Tax Opinion” means the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, on the basis of certain facts, representations, covenants and assumptions set forth in such opinion, dated as of the date of the Closing, to the effect that (a) for U.S. federal income tax purposes the Integrated Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) the Distribution will be tax-free to holders of HEI Common Stock under Section 355(a) of the Code.
“Tax Proceeding” means any inquiry, audit, assessment, contest, action, suit, investigation, examination, litigation or other proceeding with or against any Taxing Authority with respect to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations and proceedings under the IRS pre-filing agreement program.
“Tax Return” means any return, filing, questionnaire or other document filed or required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for Refund or amended Tax Returns, that may be filed for any taxable period with any Taxing Authority in connection with any Tax or Taxes.

“Treasury Regulations” means the final and temporary Treasury regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Utility Group” means HEI and each Person, other than any member of the Bank Group, that is an Affiliate of HEI as of the Distribution Time or that becomes an Affiliate of HEI after the Distribution Time.
ARTICLE II

RESPONSIBILITY FOR TAXES

Section 2.1Responsibility and Indemnification for Taxes.

(a)From and after the Distribution Date, without duplication, each of HEI and ASB Hawaii shall be responsible for, and shall pay its respective share of the liability for Taxes of HEI, ASB Hawaii, and their respective Subsidiaries, as provided in this Agreement. HEI and its Subsidiaries (as determined after the Distribution) shall indemnify and hold harmless the Bank Group from and against any Taxes for which HEI and its Subsidiaries (as determined after the Distribution) are responsible pursuant to this Agreement, and ASB Hawaii and its Subsidiaries (as determined after the Distribution) shall indemnify and hold harmless the Utility Group from and against any Taxes for which ASB Hawaii and its Subsidiaries are responsible pursuant to this Agreement.
(b)For the avoidance of doubt, all references to Taxes or Tax liabilities in this Agreement refer to the actual amounts of Taxes paid or due and do not apply to items or adjustments to items shown solely on a Party’s balance sheet or other financial statements. There shall be no adjustments, payments, or obligations among the Parties made pursuant to this Agreement for any gains or losses with respect to amounts shown on a Party’s balance sheet or other financial statements and not specifically allocated herein.
(c)Payments to Taxing Authorities and between the Parties, as the case may be, shall be made in accordance with the provisions of this Agreement.

Section 2.2Indemnification.
(a)Generally.
(i)HEI. HEI shall be responsible for and shall indemnify and hold the Bank Group harmless from and against:
(1)any HEI Income Tax Liability for any taxable period,
(2)any Tax liability for Taxes relating to the Distribution, to the extent set forth in Section 2.2(b)(i), and

(3)any Non-Income Taxes referred to in Section 2.2(c)(i).
(ii)ASB Hawaii. ASB Hawaii shall be responsible for and shall indemnify and hold the Utility Group harmless from and against:
(1)any Bank Income Tax Liability for any taxable period,
(2)any Tax liability for Taxes relating to the Distribution, to the extent set forth in Section 2.2(b)(ii), and
(3)any Non-Income Taxes referred to in Section 2.2(c)(ii).
(b)Distribution Taxes.
(i)HEI. HEI shall be responsible for and shall indemnify and hold the Bank Group harmless from and against 100% of all Distribution Taxes resulting from the application of Section 355(e) of the Code (or corresponding provisions of the laws of any other jurisdictions) to the Distribution and any Distribution Taxes or other Tax liabilities of any member of the HEI Consolidated Group resulting from the Section 336(e) Election (as defined below), which Tax liabilities shall be borne, in each case except as described in Section 2.2(b)(ii) below, after the effective time of the Integrated Mergers solely by Merger Sub II and/or NextEra.
(ii)ASB Hawaii. ASB Hawaii shall be responsible for and shall indemnify and hold the Utility Group harmless from and against 100% of the excess, if any, of the Excess Tax Liability (as defined below) over $10,000,000. The “Excess Tax Liability” means the difference between (x) the actual Tax liability of the HEI Consolidated Group, any similar consolidated or combined Tax group under any other provision of Law, and any member of any of the foregoing, taking into account the Section 336(e) Election with respect to the Distribution for the taxable year (or portion thereof) ending on the Distribution Date, over (y) the hypothetical Tax liability of the HEI Consolidated Group, any similar consolidated or combined Tax group under any other provision of Law, and any member of any of the foregoing, for such taxable year (or portion thereof) ending on the Distribution Date that would have resulted if no such election were made with respect to the Distribution (and the Integrated Mergers occurred on the same date and at the same times) and assuming such hypothetical Tax liability were calculated based on an aggregate tax basis of HEI in its ASB Hawaii stock of $405.8 million.
(c)Non-Income Taxes.

(i)HEI shall be responsible for and shall pay, or cause the appropriate member of the Utility Group to pay, any Non-Income Taxes attributable to members of the Utility Group for all taxable periods.
(ii)ASB Hawaii shall be liable for and shall pay, or cause the appropriate member of the Bank Group to pay, any Non-Income Taxes attributable to members of the Bank Group for all taxable periods.
Section 2.3Allocation of Certain Income Taxes and Income Tax Items.
(a)If HEI, ASB Hawaii, or any of their respective Subsidiaries is permitted but not required under applicable federal, state, or local Tax laws to treat the Distribution Date as the last day of a taxable period, then the Parties shall treat such day as the last day of a taxable period under such applicable Tax law, and shall take any action reasonably necessary or appropriate, including filing any elections, forms or documents, for such treatment; provided that this Section 2.3(a) shall not be construed to require HEI, ASB Hawaii or any of their respective Subsidiaries to change its taxable year.
(b)If the taxable year or other taxable period of HEI, ASB Hawaii, or any of their respective Subsidiaries, does not close on the Distribution Date, then the allocation of any Tax Items attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be deemed equal to the amount that would have been so attributable if such taxable year had closed on the Distribution Date; provided that (i) exemptions, allowances, or deductions that are calculated on an annual or periodic basis, and (ii) property Taxes or other Non-Income Taxes that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions, shall be allocated between such portions in proportion to the number of days in each such portion.
(c)Tax Attributes arising in a Pre-Distribution Period shall be allocated to the Utility Group and Bank Group in accordance with the Code and Treasury Regulations (and any applicable state, local, and foreign Laws). HEI shall prepare and deliver to ASB Hawaii a proposed allocation of such Tax Attributes arising in Pre-Distribution Periods (the “Tax Attributes Allocation”) within one hundred eighty (180) days after the Distribution Date. If ASB Hawaii objects to the Tax Attributes Allocation, ASB Hawaii shall notify HEI of such objection within sixty (60) days of receipt of such Tax Attributes Allocation, and the parties will endeavor within the next fifteen (15) days to resolve such dispute in good faith. If HEI and ASB Hawaii agree on the Tax Attributes Allocation (or if ASB Hawaii does not object within the sixty (60) day period described above), each of HEI and ASB Hawaii shall compute all Taxes for Post-Distribution Periods consistently with that Tax Attributes Allocation unless otherwise required by a Final Determination. In the event that HEI and ASB Hawaii do not agree on the Tax Attributes Allocation, such dispute shall be resolved pursuant to the procedures provided by this Agreement. No member of the Utility Group or the Bank Group shall make any election or otherwise take any action that would adversely affect any Tax Attribute of a member of the Bank Group or the Utility Group, respectively.
(d)The Parties agree that, in connection with the Distribution, HEI’s earnings and profits will be allocated in accordance with Treasury Regulation Sections 1.312-

10(b) and 1.1502-33. HEI shall prepare and deliver to ASB Hawaii a proposed allocation of such earnings and profits arising in Pre-Distribution Periods in accordance with such Treasury Regulations (the “Earnings and Profits Allocation”) within one hundred eighty (180) days after the Distribution Date. If ASB Hawaii objects to the Earnings and Profits Allocation, ASB Hawaii shall notify HEI of such objection within sixty (60) days of receipt of such Earnings and Profits Allocation and the parties will endeavor within the next fifteen (15) days to resolve such dispute in good faith. If HEI and ASB Hawaii agree on the Earnings and Profits Allocation (or if ASB Hawaii does not object within the sixty (60) day period described above), each of HEI and ASB Hawaii and their respective Affiliates shall report and file Tax Returns, in all respects and for all Tax purposes consistent with such mutually agreed upon allocation, and none of HEI nor ASB Hawaii shall take any position (whether in audits, Tax Returns, or otherwise) which is inconsistent with such allocation, unless otherwise required by a Final Determination. In the event that HEI and ASB Hawaii do not agree on the Earnings and Profits Allocation, such dispute shall be resolved pursuant to the procedures provided by this Agreement.
Section 2.4Tax Refunds.
(a)Except as provided in Section 2.5, HEI shall be entitled to all Refunds for Taxes for which HEI is responsible pursuant to this Article II, and ASB Hawaii shall be entitled to all Refunds for Taxes for which ASB Hawaii is responsible pursuant to this Article II. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within thirty (30) days after the receipt of the Refund.
(b)In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to this Article II which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to this Article II (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within thirty (30) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case, plus interest at the rate set forth in Section 6621(a)(1) of the Code on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.
(c)Notwithstanding Section 2.4(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 2.4, such Party shall pay such amount to the other Party no later than the due date of the Tax Return (giving effect to valid extensions) for which such overpayment is applied to reduce Taxes otherwise payable.
(d)To the extent that the amount of any Refund under this Section 2.4 or Section 2.5(b), as applicable, is later reduced by a Taxing Authority pursuant to a Final Determination, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.4 or Section 2.5(b), as applicable, and an appropriate adjusting payment shall be made within thirty (30) days of such Final Determination.

Section 2.5Carrybacks.
(a)The carryback of any loss, credit, or other Tax Attribute from any Post-Distribution Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local, or foreign Laws).
(b)Subject to Section 2.5(c), in the event that any member of the Bank Group realizes any loss, credit, or other Tax Item in a Post-Distribution Period of such member resulting in a net loss, credit or other Tax Item for the Bank Group, the Bank Group may elect to carry back such loss, credit, or other Tax Item to a Pre-Distribution Period or Straddle Period of the HEI Consolidated Group to the extent permitted by applicable Tax law. HEI shall cooperate with the Bank Group in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at ASB Hawaii’s cost and expense; provided, that HEI shall not be required to seek such Refund, and ASB Hawaii and such member shall not be permitted to seek such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely affect HEI (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of HEI, which consent shall not be unreasonably withheld, delayed or conditioned. ASB Hawaii (or such member) shall be entitled to any Refund realized by any member of the Utility Group or the Bank Group resulting from such carryback.
(c)To the extent the amount of any Refund under this Section 2.5 is later reduced by a Taxing Authority pursuant to a Final Determination, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.5, and an appropriate adjusting payment shall be made within thirty (30) days of such Final Determination.

ARTICLE III

TAX RETURNS AND INFORMATION EXCHANGE
Section 3.1Tax Return Preparation Responsibility; Payment of Taxes Shown Thereon.
(a)Except as provided in Section 3.1(c), HEI shall prepare and timely file all Tax Returns for Pre-Distribution Periods for HEI and its Subsidiaries, including ASB Hawaii and its Subsidiaries, and all Tax Returns for Straddle Periods for all members of the Utility Group. If ASB Hawaii is responsible under Section 2.2(a) for a portion of any Tax reported on any such Tax Return, HEI shall provide ASB Hawaii with a copy of such Tax Return at least thirty (30) days prior to its due date (giving effect to valid extensions). ASB Hawaii shall notify HEI of any disagreement within twenty (20) days of ASB Hawaii’s receipt of such Tax Return. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.
(b)To the extent that there are separate state or local Tax Returns attributable to a member of the Utility Group required to be filed by members of the Bank Group with respect to Pre-Distribution Periods, ASB Hawaii and HEI shall cooperate to ensure that such returns are correctly filed by the party required to file such Tax Returns under applicable law.
(c)ASB Hawaii and its Subsidiaries shall prepare and timely file all Tax Returns for Straddle Periods for all members of the Bank Group, and all separate state or local Tax Returns for Pre-Distribution Periods solely attributable to members of the Bank Group. If HEI is responsible under Section 2.2(a) for a portion of any Tax reported on a Straddle Period Tax Return for any member of the Bank Group, ASB Hawaii shall provide HEI with a copy of such Tax Return at least thirty (30) days prior to its due date (giving effect to valid extensions). HEI shall notify ASB Hawaii of any disagreement within twenty (20) days of HEI’s receipt of such Tax Return. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.
(d)In connection with the preparation and filing of each federal, state, and local Tax Return that is required under this Agreement to be filed with respect to a Pre-Distribution Period or a Straddle Period, the non-filing Party shall cooperate fully with the filing Party. Such cooperation shall include the retention and the provision of any Tax information and documents as the filing Party may reasonably request and making of employees reasonably available on a mutually convenient basis to provide additional information and explanation of any information and documents provided hereunder.
(e)Neither HEI nor ASB Hawaii shall file (or allow any of its respective Affiliates to file) any amended Tax Return that includes members of the Bank Group and the Utility Group or Refund claim in respect of such a Tax Return for any Pre-Distribution Periods without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.
(f)HEI (and its Subsidiaries, as determined after the Distribution) shall be responsible for remitting payment of any Taxes shown on a Tax Return which HEI (or any of its Subsidiaries, as determined after the Distribution) is responsible for filing. ASB Hawaii (and its Subsidiaries) shall be responsible for remitting payment of any Taxes shown on a Tax Return which ASB Hawaii (or any of its Subsidiaries) is responsible for filing.
(g)If HEI remits a Tax payment, but ASB Hawaii is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then ASB Hawaii shall timely pay to HEI that portion of the Tax for which ASB Hawaii is responsible. If ASB Hawaii remits a Tax payment, but HEI is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then HEI shall timely pay to ASB Hawaii that portion of the Tax for which HEI is responsible. Such payments shall be requested and made in accordance with the notice and payment provisions contained in Article VI. Nothing in this Section 3.1 shall affect the allocation of responsibility for Taxes as set forth in Article II.
Section 3.2Certain Items Related to Tax Return Preparation.
(a)Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Pre-Distribution Period Tax Returns, and to take all other actions, in a manner consistent with this Agreement, the Merger Agreement, the Separation Agreement, the Ancillary Agreements, applicable Tax law, the Tax Opinion, and the Spin-Off Representation Letter (collectively, the “Tax Materials”). Except to the extent inconsistent with the Tax Materials, and unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with past practice. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement; provided, that if a Tax Return is to be signed by an officer of an entity different from the Party responsible for filing such Tax Return, the appropriate Party shall have (or cause its Affiliate to have) the appropriate officer sign such Tax Return promptly after presentation thereof for signature.
(b)HEI shall prepare all Tax Returns for which it has filing responsibility, to the extent such Tax Returns reflect activities of the Bank Group, in a manner consistent with past Tax reporting practices with respect to such activities of the Bank Group, except as required by applicable Law. ASB Hawaii shall prepare all Tax Returns for which it has filing responsibility, to the extent such Tax Returns reflect activities of the Utility Group, in a manner consistent with past Tax reporting practices with respect to such activities of the Utility Group, except as required by applicable Law.
(c)HEI shall advise ASB Hawaii with respect to any Final Determination of Tax Adjustments relating to the HEI Consolidated Group if such Final Determination of Tax Adjustments may affect any Tax Attribute of any member of the Bank Group after the Distribution Date within thirty calendar days after such change is made or there is a Final Determination of such change.

ARTICLE IV

TAX TREATMENT OF THE DISTRIBUTION
Section 4.1Representations.
(a)ASB Hawaii. ASB Hawaii hereby represents and warrants to HEI, as of the date of this Agreement and as of the Distribution Date, as follows:
(i)ASB Hawaii has no plan or intention to take any action, or fail or omit to take any action, and knows of no circumstance, that could reasonably be expected to have an adverse effect on the qualification of the Distribution as tax-free to holders of HEI Common Stock under Section 355(a) of the Code and the applicable provisions of the HRS, including by causing any representation or factual statement made in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, or the Spin-Off Representation Letter, as applicable, to be untrue.
(ii)The Bank Group has no plan or intention to redeem, purchase or otherwise acquire any shares of any member of such Group in a manner contrary to the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30,

1996-1 C.B. 696 (as in effect prior to the amendment of such Rev. Proc. by Rev. Proc. 2003-48, 2003-2 C.B. 86).
(iii)The Bank Group has no plan or intention to (i) sell, exchange, distribute, or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the Bank Businesses relied upon in the Tax Opinion to satisfy Section 355(b) of the Code; (ii) discontinue or cause to be discontinued the active conduct of any of the Bank Businesses relied upon in the Tax Opinion to satisfy Section 355(b) of the Code; or (iii) cause the occurrence of any restructuring pursuant to which ASB Hawaii ceases to be treated as actively conducting the Bank Businesses relied upon in the Tax Opinion to satisfy Section 355(b) of the Code and the applicable provisions of the HRS.
(b)HEI. HEI hereby represents and warrants as follows to ASB Hawaii, as of the date of this Agreement and as of the Distribution Date, as follows:
(i)HEI has no plan or intention to take any action, or fail or omit to take any action, and knows of no circumstance, that could reasonably be expected to have an adverse effect on the qualification of the Distribution as tax-free to holders of HEI Common Stock under Section 355(a) of the Code and the applicable provisions of the HRS, including by causing any representation or factual statement made in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, or the Spin-Off Representation Letter, as applicable, to be untrue.
(ii)The Utility Group has no plan or intention to redeem, purchase or otherwise acquire any shares of any member of such Group in a manner contrary to the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696 (as in effect prior to the amendment of such Rev. Proc. by Rev. Proc. 2003-48, 2003-2 C.B. 86).
(iii)The Utility Group has no plan or intention to (A) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon in the Tax Opinion to satisfy Section 355(b) of the Code; (B) discontinue or cause to be discontinued the active conduct of any of the Utility Businesses relied upon in the Tax Opinion to satisfy Section 355(b) of the Code, or (C) cause the occurrence of any restructuring pursuant to which HEI or NextEra (directly or indirectly through Subsidiaries that are disregarded for U.S. federal income tax purposes) ceases to be treated as actively conducting the Utility Businesses relied upon in the Tax Opinion to satisfy Section 355(b) of the Code and the applicable provisions of the HRS.
Section 4.2Covenants.
(a)The Parties shall not, and shall cause their Subsidiaries not to, take any action or fail to take any action, where such action or failure would be inconsistent with or have an adverse effect on the qualification of the Distribution as tax-free to holders of HEI Common Stock under Section 355(a) of the Code.
(b)Section 336(e) Election.
(i)Pursuant to Section 6.11(d) of the Merger Agreement, HEI is required to take such actions as may be required to properly make an election pursuant to, and in accordance with, Section 336(e) of the Code and applicable Treasury Regulations promulgated thereunder (and any corresponding elections under state, local or foreign Tax law) (a “Section 336(e) Election”) with respect to the Distribution for ASB Hawaii and ASB, including by entering into a written, binding agreement to make such Section 336(e) Election, as required by Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(h)(4), on or prior to the date of the Distribution.
(ii)HEI and ASB Hawaii shall cooperate with each other to take all actions necessary and appropriate (including filing Tax Returns, elections, and other documents as may be required and retaining a copy of this Agreement pursuant to Treasury Regulations Section 1.336-2(h)) to effect and preserve timely elections in accordance with Section 336(e) of the Code and applicable Treasury Regulations with respect to ASB Hawaii and ASB. For the avoidance of doubt, this Agreement is intended to constitute a written, binding agreement to make such Section 336(e) Election within the meaning of Treasury Regulation Section 1.336-2(h). HEI and ASB Hawaii shall also cooperate with each other to take all actions necessary and appropriate to effect and preserve timely elections in accordance with the conforming provisions under the Hawaii net income tax and franchise tax laws.
(iii)Within ninety (90) days after the Distribution Date, ASB Hawaii shall provide HEI with a proposed determination of the “Aggregate Deemed Asset Disposition Price” (as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price among the disposition date assets of ASB Hawaii and ASB, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Within ninety (90) days after HEI’s receipt of the Section 336(e) Allocation Statement, HEI may object to the Section 336(e) Allocation Statement by giving written notice to ASB Hawaii setting forth the basis for HEI’s dispute (the “HEI Allocation Objection”). If HEI does not object to all or any portion of the Section 336(e) Allocation Statement within such ninety (90) day period, then HEI shall be deemed to have conclusively agreed with and shall be bound by the Section 336(e) Allocation Statement. If HEI sends the HEI Allocation Objection on a timely basis, then ASB Hawaii and HEI shall confer in good faith in an attempt to resolve the differences. If, after ten (10) days, ASB Hawaii and HEI cannot agree, then ASB Hawaii and HEI shall attempt to agree upon a mutually satisfactory nationally recognized accounting firm (the “Firm”) for the resolution of such differences; provided, that if the parties cannot agree on a mutually satisfactory nationally recognized accounting firm, then each of ASB Hawaii and HEI shall select a nationally recognized accounting firm and the two firms so selected shall select the Firm. The Firm shall review the Section 336(e) Allocation Statement and the HEI Allocation Objection (as well as any supporting documents submitted to the Firm by HEI and ASB Hawaii which are reasonably related to the Section 336(e) Allocation Statement or the HEI Allocation Objection, respectively) and make a final written determination of the Aggregate Deemed Asset Disposition Price and the allocation of such Aggregate Deemed Asset Disposition Price among the disposition date assets of ASB Hawaii and ASB, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations, which determination shall be conclusive and binding on ASB Hawaii and HEI. The determination by the Firm shall be made as promptly as possible but not later than twenty (20) days after the Firm’s engagement (unless otherwise agreed to by the Firm, ASB Hawaii and HEI). HEI and ASB Hawaii will each bear fifty percent of the fees and expenses of the Firm.
(c)Special Dividend/IRS Form 1099-DIV. The Parties shall cause the Special Dividend to be reported to holders of HEI Common Stock on IRS Form 1099-DIV. The Parties shall not take any position on any U.S. federal or state income tax return or take any other U.S. tax reporting position that is inconsistent with the treatment of the Special Dividend as a distribution to which Section 301 of the Code applies.
(d)Actions Consistent with Representations and Covenants.
(i)ASB Hawaii shall not, and shall not permit any of its Subsidiaries to, take any action or fail to take any action, where such action or failure to act would be inconsistent with or cause to be materially untrue any material, information, covenant, or representation in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, or the Spin-Off Representation Letter.
(ii)HEI shall not, and shall not permit any of its Subsidiaries to, take any action or fail to take any action, where such action or failure to act would be inconsistent with or cause to be materially untrue any material, information, covenant, or representation in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, or the Spin-Off Representation Letter.
Section 4.3Procedures Regarding Tax Opinion. For 24 months following the Distribution Date (the “Restricted Period”), neither HEI nor ASB Hawaii nor any of their respective Affiliates (as determined after the Integrated Mergers) shall (A) redeem or otherwise repurchase any capital stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696 (as in effect prior to the amendment of such Rev. Proc. by Rev. Proc. 2003-48, 2003-2 C.B. 86), (B) enter into any agreements or arrangements with respect to transactions or events (including, but not limited to, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, stock issuances, stock acquisitions, option grants, or a series of such transactions or events (but excluding the Distribution)), or (C) take any other act, if the act described in each of clause (A), (B) or (C) above would be inconsistent with the Spin-Off Representation Letter or the intended tax-free treatment of the Distribution to holders of HEI Common Stock described in the Tax Opinion (any act described in clauses (A), (B) or (C) above, collectively, a “Prohibited Act”). Notwithstanding the foregoing, HEI or ASB Hawaii or their respective Affiliates, as the case may be, may take any of the Prohibited Acts if it: (A) first obtains (at its expense) an opinion, in form and substance reasonably acceptable to the other Party, of a nationally recognized law firm or accounting firm reasonably acceptable to the other Party, which opinion may be based on usual and customary factual representations, or (B) obtains a ruling from the IRS that such Prohibited Act(s), and any transaction related thereto, will not affect the qualification of the Distribution as tax-free to holders of HEI Common Stock under Section 355(a) of the Code. HEI or ASB Hawaii (or their respective Affiliates) may also take any of the Prohibited Acts with the written consent of the other Party in its sole and absolute discretion. The Parties acknowledge that the payment of monetary compensation would not be an adequate remedy for a breach of the obligations described in the Prohibited Acts, and each of HEI and ASB Hawaii consents to the issuance and entry of an injunction to prevent a breach of the obligations contained in the Prohibited Acts, subject to the waiver and consent described in the preceding sentence. Notwithstanding the foregoing, none of the following types of transactions shall be considered to be a Prohibited Act within the meaning of this Section 4.3: (A) any real estate community development equity investments made by ASB Hawaii or its Affiliates; provided that the aggregate amount of any such investments during the Restricted Period shall not exceed 2 percent of the assets of ASB Hawaii on the Distribution Date, and (B) equity issuances by ASB Hawaii or its Affiliates pursuant to employee compensation plans or other similar arrangements which meet the requirements of Treasury Regulation Section 1.355-7(d)(8) or -7(d)(9); provided that the aggregate amount of any equity issuances pursuant to such plans or other arrangements during the Restricted Period shall not exceed 10 percent of the outstanding capital stock of ASB Hawaii.

ARTICLE V
COOPERATION AND EXCHANGE OF INFORMATION
Section 5.1Cooperation.
(a)Notwithstanding anything to the contrary in the Separation Agreement, this Agreement, or any other Ancillary Agreement, HEI and ASB Hawaii shall cooperate (and shall cause each of their respective Subsidiaries to cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Proceeding (including providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement or otherwise as reasonably requested by the other Party. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation. For the avoidance of doubt, a Party’s obligation to cooperate in connection with the preparation and filing of any Tax Return shall not include an obligation to prepare such Tax Return or any supporting documentation related to such Tax Return. In this regard, if one Party is required to prepare a Tax Return (or portion thereof or any relating supporting documentation) for the other

Party, then the preparing Party shall be reimbursed for all reasonable out-of-pocket costs (if any) for the preparation of such Tax Return (or portion thereof or supporting documentation).
(b)Notwithstanding anything to the contrary in this Agreement, if a Party materially fails to comply with any of its obligations set forth in this Section 5.1, upon reasonable request and notice by the other Party, the non-performing Party shall (i) reimburse the other Party for any reasonable out of pocket costs incurred by such other Party as a result of such failure, and (ii) to the extent such failure results in the imposition of additional Taxes, be liable in full for such additional Taxes.
Section 5.2Retention of Records.
(a)The Parties shall retain and provide to one another on demand books, records, documentation, information, or other materials (including computer data) relating to any Tax Return, or any supplemental information necessary or reasonably helpful to support any position taken therein until the later of (x) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof) or (y) in the event any claim has been made under this Agreement for which such information is relevant, the occurrence of a Final Determination with respect to such claim.
(b)If at any time after the Distribution Date a Party proposes to destroy materials or information required to be retained pursuant to Section 5.2(a), it shall first notify the other Party in writing and such other Party shall be entitled to receive such materials or information proposed to be destroyed if such materials or information relate to the other Party or any of its Affiliates or any assets held by the other Party’s or any of its Affiliates.
Section 5.3Contest Provisions.
(a)Except as provided in Section 5.3(b) and Section 5.3(c), in the case of any Tax Proceeding that relates to Taxes for which a Party is responsible under Article II (the “Responsible Party”), the Responsible Party shall have the exclusive right at its own cost, to control, contest and represent the interests of HEI, ASB Hawaii, and their respective Affiliates in any such Tax Proceeding. Subject to Section 5.3(b) and Section 5.3(c), such right to control shall include the right, in the Responsible Party’s reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding.
(b)Notwithstanding anything to the contrary in Section 5.3(a), a Party shall have the right to reasonably participate as described in Section 5.4 in a Tax Proceeding if the consequences of the resolution of such Tax Proceeding could reasonably be expected to affect the Tax liability or Tax Attributes of such Party for any taxable period or give rise to an indemnification obligation by such Party under this Agreement.
(c)Notwithstanding anything to the contrary in Section 5.3(a), but subject to Section 5.3(b), with respect to any Tax Returns for Straddle Periods for members of the Bank Group, ASB Hawaii shall have the right to control and contest any Tax Proceeding related to such Tax Return; provided, that, at the request of ASB Hawaii, HEI shall actively participate in contesting and defending any such Tax Proceeding. Reasonable documented costs incurred by ASB Hawaii shall be paid and borne by the Parties in accordance with their relative share of the reduction of any Tax liabilities (including the avoidance of any increase in Tax liabilities) with respect to any contests described in this Section 5.3(c). If there is no reduction in Tax liabilities (including the avoidance of any increase in tax liabilities) then any costs incurred resulting from any Tax claim with respect to any contests described in this Section 5.3(c) shall be paid and borne by ASB Hawaii.
(d)HEI shall use reasonable efforts to keep ASB Hawaii advised as to the status of any Tax Proceeding involving any issue that relates to a Tax of ASB Hawaii or any ASB Hawaii Affiliate or that could reasonably be expected to have an adverse Tax effect on ASB Hawaii or any of its Subsidiaries (including by giving rise to a liability under this Agreement), and ASB Hawaii shall use reasonable efforts to keep HEI advised as to the status of any Tax Proceeding involving any issue that relates to a Tax of HEI or any of its Affiliates or that could reasonably be expected to have an adverse Tax effect on HEI or any HEI Subsidiary (including by giving rise to a liability under this Agreement). Each Party shall, on a timely basis, keep the other Party informed of all developments in the Tax Proceeding and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.
Section 5.4Reasonable Participation.
(a)In the event that the non-controlling party elects or is required to participate in the defense of a Tax Proceeding pursuant to Section 5.3(b) or Section 5.3(c), the Responsible Party shall (i) provide the non-controlling party with notice reasonably in advance of any proceeding relating to such Tax Proceeding, and (ii) consult in good faith with the non-controlling party on the resolution of the Tax Proceeding and on any written submissions in connection with such Tax Proceeding, including providing the non-controlling party with an opportunity to review and provide comments on any written submission.
(b)The non-controlling party shall have the right, at its expense, to be present at, and participate in, any proceeding relating to such Tax Proceeding to the extent allowed by law.
(c)The Responsible Party shall not settle, either administratively or after the commencement of litigation, such Tax Proceeding without the prior written consent of the non-controlling party, which shall not be unreasonably withheld, conditioned, or delayed. If the non-controlling party withholds, conditions, or delays consent in a manner deemed “unreasonable” by the Responsible Party, Article VII shall govern the determination of unreasonable.
Section 5.5Information for Shareholders.
(a)HEI shall provide each holder of HEI Common Stock that receives ASB Hawaii stock pursuant to the Distribution with the information necessary for such holder to comply with the requirements of Section 355 of the Code and applicable Treasury Regulations with respect to statements that such holders must file with their federal Income Tax Returns demonstrating the applicability of Section 355 of the Code to the Distribution.

(b)HEI shall make available on its website the information required by Section 6045B of the Code with respect to the effect of the Distribution on the basis of HEI and ASB Hawaii stock in the hands of a U.S. taxpayer.
ARTICLE VI
INDEMNITY NOTICE AND PAYMENTS
Section 6.1Notice. A Party making a claim for indemnification under this Agreement (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim no later than twenty (20) days after the Indemnified Party (a) files a Tax Return reporting Taxes due which are subject to reimbursement, or (b) receives written notice from any Taxing Authority with respect to a Final Determination of Taxes that may be subject to indemnification under this Agreement; provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.
Section 6.2Payment. In the event that the Indemnifying Party is required to make a payment to the Indemnified Party or to a Taxing Authority pursuant to this Agreement, then to the extent not otherwise provided for in this Agreement or in the Separation Agreement, such payment shall be made according to this Section 6.2.
(a)All payments shall be made to the Indemnified Party or to the appropriate Taxing Authority as specified by the Indemnified Party within the time prescribed for such payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.
(b)Unless otherwise required by any Final Determination, the Parties agree that any payment made or deemed to be made by one Party to the other Party pursuant to this Agreement shall be treated for all Tax purposes as payments with respect to stock (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution Date.
(c)Any payment that is required to be made pursuant to this Agreement (i) by ASB Hawaii (or an ASB Hawaii Subsidiary) to the Utility Group, or (ii) by HEI (or an HEI Subsidiary) to the Bank Group, that is not made on or prior to the date that such payment is required to be made pursuant to this Agreement shall thereafter bear interest at the rate established for underpayments pursuant to Section 6621(a)(2) of the Code.

ARTICLE VII
DISPUTE RESOLUTION
Section 7.1Dispute Resolution Procedures. Except to the extent provided in Section 4.2(b)(iii), all disputes, controversies, or claims arising under or in connection with this Agreement (including any dispute, controversy, or claim relating to the breach, termination, or validity thereof) between or among any of HEI or its Affiliates and ASB Hawaii or its Affiliates shall be governed by Article X of the Separation Agreement or the procedures set forth in Section 7.2 as determined by the Parties. If the Parties cannot agree as to which procedure will govern such dispute, such dispute shall be resolved pursuant to Article X of the Separation Agreement. Each Party agrees that the procedures set forth in Article X of the Separation Agreement or Section 7.2, as determined in Section 7.1, shall be the sole and exclusive remedy in connection with any dispute, controversy, or claim relating to any of the foregoing matters.
Section 7.2Resolution by Accounting Firm. With respect to any dispute governed by this Section 7.2, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by HEI and ASB Hawaii and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable (giving effect to valid extensions), and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with the Tax Materials. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.
Section 7.3Consolidated Arbitration. In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties to a Dispute that arises under or in connection with the Separation Agreement, this Agreement, and the other Ancillary Agreements may be brought in a single arbitration. Upon the request of any party to an arbitration proceeding constituted under the Separation Agreement, this Agreement, and the other Ancillary Agreements, the arbitral tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding relating to the Separation Agreement, this Agreement, and the other Ancillary Agreements, if the arbitral tribunal determines that (a) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (b) no party to the Dispute would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under the Separation Agreement, this Agreement, and the other Ancillary Agreements, the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration. This Section 7.3 shall not apply to any claims brought under Section 7.2.
Section 7.4Continued Performance. In the event of a Dispute, each party to the Dispute shall continue to perform its obligations under the Separation Agreement, this Agreement, and the other Ancillary Agreements in good faith during the resolution of such Dispute as if such Dispute had not arisen, unless and until the Separation Agreement, this Agreement, or the other Ancillary Agreements, as applicable are terminated in accordance with their provisions.

ARTICLE VIII
MISCELLANEOUS
Section 8.1Joint and Several Liability. ASB Hawaii and each ASB Hawaii Subsidiary shall have joint and several liability for any obligation of ASB Hawaii or an ASB Hawaii Subsidiary arising pursuant to this Agreement. HEI and each HEI Subsidiary shall have joint and several liability for any obligation of HEI or an HEI Subsidiary arising pursuant to this Agreement.
Section 8.2Complete Agreement; Construction. This Agreement and the Separation Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first written above.

Hawaiian Electric Industries, Inc.

By:    ______________________________
Name:
Title:

ASB Hawaii, Inc.

By:    ______________________________
Name:
Title:

Acknowledged and accepted solely with respect to Section 4.2 (b)(iii) hereof:

NextEra Energy, Inc.

By:    ______________________________
Name:
Title:

[Signature Page to Tax Matters Agreement]